Exhibit 4.2
CLINICAL DATA, INC.
CONTINGENT VALUE RIGHTS TO RECEIVE SHARES OF COMMON STOCK
This Certifies
That, For
Value Received,
or its permitted
assigns, is the
registered holder of
     Contingent Value Rights (“CVRs”). Each CVR entitles the holder thereof to receive from Clinical Data, Inc., a Delaware corporation (“Parent”), subject to the terms and conditions set forth hereinafter and in the Continent Value Rights Agreement, dated May 28, 2009, between Parent and American Stock Transfer and Trust Co. (“CVR Agreement”), shares (the “CVR Shares”) of Parent’s common stock, $0.01 par value per share (the “Common Stock”) on the Milestone Date (as defined in the CVR Agreement) as calculated in accordance with the CVR Agreement.
     REFERENCE IS MADE TO THE PROVISIONS OF THIS CVR CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF, AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.
     This CVR Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.
     In Witness Whereof, Parent has caused this CVR Certificate to be executed by its duly authorized officer.

DATED:	CLINICAL DATA, INC.

	By:	/s/ Caesar J. Belbel

	Name:	Caesar J. Belbel
	Title:	Executive Vice President,
Chief Legal Officer & Secretary

     This CVR Certificate is subject to all of the terms, provisions and conditions of the Contingent Value Rights Agreement, dated as of May 28, 2009 (the “CVR Agreement”), between Parent and the Rights Agent, to all of which terms, provisions and conditions the registered holder of the CVR consents by acceptance hereof. The CVR Agreement and certain definitions included in the Agreement and Plan of Merger, dated as of October 27, 2008, as amended (the “Merger Agreement”), by and among Parent, API Acquisition Sub II, LLC and Avalon Pharmaceuticals, Inc. are incorporated herein by reference and made part hereof and reference is made to the CVR Agreement and the Merger Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, Parent and the holders of the CVR Certificates. Copies of the CVR Agreement and the Merger Agreement are available for inspection at the principal office of the Rights Agent or may be obtained upon written request addressed to the Rights Agent at its principal office at 6201 15th Avenue, Brooklyn, NY 11219.
     Parent shall not be required upon maturity of the CVRs evidenced by this CVR Certificate to issue fractional shares, but shall make adjustment therefor in cash as provided in the CVR Agreement.
     Parent has filed and caused to become effective a registration statement under the Securities Act of 1933, as amended, covering the CVRs and CVR Shares and has agreed to register or qualify the CVRs and the CVR Shares to be delivered upon maturity of the CVRs under the laws of each jurisdiction in which such registration or qualification is necessary.
     THIS CVR CERTIFICATE IS NOT TRANSFERABLE OR ASSIGNABLE OTHER THAN (1) ON DEATH BY WILL OR INTESTACY; (2) TO AN INTER VIVOS OR TESTAMENTARY TRUST IN WHICH THE CVRs ARE TO BE PASSED TO BENEFICIARIES UPON THE DEATH OF THE TRUSTEE, (3) PURSUANT TO A COURT ORDER; (4) IF THE HOLDER IS A PARTNERSHIP, FROM THE TRANSFERRING PARTNERSHIP TO ITS PARTNERS OR FORMER PARTNERS IN ACCORDANCE WITH THEIR PARTNERSHIP INTERESTS; (5) IF THE HOLDER IS A LIMITED LIABILITY COMPANY, FROM THE DISTRIBUTING LIMITED LIABILITY COMPANY TO ITS MEMBERS OR FORMER MEMBERS IN ACCORDANCE WITH THEIR INTEREST IN THE LIMITED LIABILITY COMPANY, OR (6) BY OPERATION OF LAW (INCLUDING A CONSOLIDATION OR MERGER) OR IN CONNECTION WITH THE DISSOLUTION OF ANY CORPORATION OR OTHER ENTITY.
     The holder of this CVR Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Parent, either at law or in equity, and the rights of the holder are limited to those expressed in the CVR Agreement.
     Every holder of this CVR Certificate, by accepting the same, consents and agrees with Parent, the Rights Agent and with every other holder of a CVR Certificate that Parent and the Rights Agent may deem and treat the person in whose name this CVR Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Parent or the Rights Agent) for all purposes whatsoever and neither Parent nor the Rights Agent shall be affected by any notice to the contrary.
     This CVR Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
     The CVR Agreement and this CVR Certificate shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.
     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM, as tenants in common
TEN ENT, as tenants by the entireties
JT TEN, as joint tenants with right of survivorship and not as tenants in common
COM PROP, as community property
UNIF GIFT MIN ACT,                      Custodian                      (Cust) (Minor) under Uniform Gifts to Minors Act                                          (State)
Additional abbreviations may also be used though not in the above list.
     For value received                      hereby sell, assign and transfer unto                                          Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint                                          Attorney to transfer the said Shares on the books of the within named Corporation with full power of substitution in the premises.
Dated

In the presence of